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                                       Filed Under Rule 424(b)(3) and (c)
                                       Registration No. 333-88607 - 333-88607-03
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PROSPECTUS SUPPLEMENT
(To Prospectus dated October 19, 1999)

                               OFFER TO EXCHANGE
                   11 1/2% SENIOR SUBORDINATED NOTES DUE 2009
                          FOR ANY AND ALL OUTSTANDING
                 11 1/2% SENIOR SUBORDINATED NOTES DUE 2009 OF

                        INTEGRATED CIRCUIT SYSTEMS, INC.

                     GUARANTEED BY ICS TECHNOLOGIES, INC.,
                       MICROCLOCK, INC. AND ICST, INC.

     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 18, 1999 (AS SUCH DATE MAY BE EXTENDED, THE "EXPIRATION DATE").


     Since October 19, 1999, the date of commencement of our exchange offer of a total of $98 million of new notes registered with the Securities and Exchange Commission for old notes, we have repurchased $4 million of old notes in privately negotiated transactions. The lenders under our senior credit facility have approved our purchase of an additional $1 million of old notes at no greater than the par value of the notes, which we may elect to do, either in open market or negotiated transactions, depending on a variety of factors, including cash requirements and other market and economic factors.

     As a result, the maximum amount of new notes that we will issue in the exchange offer is $94 million, and may be reduced to $93 million if we repurchase an additional $1 million of old notes prior to the completion of the exchange offer. All references to the aggregate amount of new notes offered throughout our Prospectus dated October 19, 1999 should be considered in light of the above discussion.

     For procedures to follow in order to withdraw tenders of old notes, see "Exchange Offer - Withdrawal of Tenders" on page 112 of the Prospectus. Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.


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                The date of this Supplement is November 12, 1999